Exhibit 3.1

AMENDMENT NO. 2 TO

THE AMENDED AND RESTATED BYLAWS OF

MEDBOX, INC.

This Amendment No. 2 to the Amended and Restated Bylaws (this “Amendment”) of Medbox, Inc., a Nevada corporation (the “Company”) was unanimously approved and adopted by the Board of Directors of the Company in accordance with Article IX Section 2 of the Amended and Restated Bylaws of the Company dated July 11, 2013 (the “Bylaws”), as amended and is effective as of December 22, 2014 (the “Effective Date”).

1. As of the Effective Date, Article II Section 10 of the Bylaws is hereby deleted and replaced with the following:

“Section 10. ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the corporation and shall be maintained in the corporate records. Any stockholder giving a written consent, or the stockholder’s proxy holders, or a transferee of the shares of a personal representative of the stockholder of their respective proxy holders, may revoke the consent by a writing received by the secretary of the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the secretary.”

2. As of the Effective Date, Article IX Section 1 of the Bylaws is hereby deleted and replaced with the following:

“Section 1. AMENDMENT BY STOCKHOLDERS. New bylaws may be adopted or these bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of stockholders entitled to vote such shares, except as otherwise provided by law or by the articles of incorporation.”

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